Exhibit 11.2
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                      DIALOGIC CORPORATION AND SUBSIDIARIES

                         CALCULATION OF INCOME PER SHARE
                    (In thousands, except per share amounts)

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                                                     Three Months Ended         Nine Months Ended
                                                     September 30, 1996         September 30, 1996

Income applicable to shares used in
  calculation of income per share                     $ 4,929                      $10,993
                                                      =======                      =======

Shares used in calculation of income per share:
Weighted average shares outstanding                    15,365                       15,305
Dilutive effect of stock options after
  application of treasury stock method                    600                          678
                                                          ---                          ---

Number of shares used in calculation
  of income per share                                  15,965                       15,983
                                                       ======                       ======

Income per share                                      $  0.31                    $    0.69
                                                      -------                    ---------
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